Exhibit 5.1

[Letterhead of Gibson, Dunn & Crutcher LLP]

May 16, 2013

Covidien International Finance S.A.

3b Boulevard Prince Henri

L-1724 Luxembourg

Covidien Ltd.

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

Covidien public limited company

20 on Hatch, Lower Hatch Street

Dublin 2, Ireland

Re:	Covidien International Finance S.A.
Covidien Ltd.
Covidien public limited company
$750,000,000 of 2.950% Senior Notes due 2023

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3, file nos. 333-167638, 333-167638-01 and 333-167638-02 (the “Registration Statement”), of Covidien International Finance S.A. (the “Company”), Covidien public limited company (“Covidien plc”) and Covidien Ltd. (together with Covidien plc, the “Guarantors”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of debt securities of the Company and guarantees by the Guarantors of the debt securities, the prospectus included therein (the “Base Prospectus”), the prospectus supplement, dated May 13, 2013, filed with the Commission on May 14, 2013 pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), and the offering by the Company pursuant thereto of $750,000,000 aggregate principal amount of the Company’s 2.950% Senior Notes due 2023 (the “Notes”). The Guarantors will issue the guarantees (the “Guarantees”) of the Notes to the extent described in the Registration Statement and the Prospectus.

May 16, 2013

The Notes and Guarantees have been issued pursuant to the Indenture dated as of October 22, 2007 (as so amended prior to the date hereof, the “Base Indenture”), among the Company, the Guarantors and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the Eighth Supplemental Indenture, dated May 16, 2013 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”) among the Company, the Guarantors and the Trustee.

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Base Indenture, the Supplemental Indenture, the Notes and the Guarantees and such other documents, corporate records, certificates of officers of the Company and the Guarantors and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and the Guarantors and others.

We are not admitted or qualified to practice law in Luxembourg, Ireland or Bermuda. Therefore, we have relied upon the opinion of Allen & Overy Luxembourg, filed as an exhibit to Covidien plc’s Form 8-K filed with the Commission on May 16, 2013 (the “Form 8-K”), with respect to matters governed by the laws of Luxembourg, the opinion of Arthur Cox, filed as an exhibit to the Form 8-K, with respect to matters governed by the laws of Ireland and the opinion of Appleby (Bermuda) Limited, filed as an exhibit to the Form 8-K, with respect to matters governed by the laws of Bermuda.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, and the Guarantees are legal, valid and binding obligations of the Guarantors obligated thereon, enforceable against such Guarantors in accordance with their respective terms.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York. This opinion is limited to the effect of the current state of the laws of the State of New York and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

May 16, 2013

B. The opinions above are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights, or (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Validity of Notes” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP